Unaudited Pro Forma Financial Statements

The following Unaudited Pro Forma Financial Statements give effect to the sale of Striant® testosterone buccal system ("Striant") to Actient Pharmaceutical LLC ("Striant Sale") on April 20, 2011, and are based upon our audited financial statements for the fiscal year ended December 31, 2010, and the related notes and certain estimates, adjustments and assumptions that our management believes to be reasonable. The unaudited pro forma statement of operations for the fiscal year ended December 31, 2010 is presented as if the Striant Sale were completed as of January 1, 2010, and the unaudited pro forma balance sheet at December 31, 2010 is presented as if the Striant Sale were consummated at December 31, 2010. The Unaudited Pro Forma Financial Statements include adjustments to reflect the effects of the Striant Sale, including receipt of the up-front cash payment of $3.1 Million, transfer of on-hand inventory and recognition of gain. After closing we will no longer be involved with the manufacture, commercialization or marketing of Striant for the United States.

Pro forma information is intended to provide investors with information about the continuing impact of a transaction by showing how a specific transaction might have affected historical financial statements, illustrating the scope of the change in the historical financial position and results of operations. The adjustments made to historical financial information give effect to events that are directly attributable to the Asset Sale, factually supportable, and expected to have a continuing impact. The Unaudited Pro Forma Financial Statements are prepared in accordance with Article 11 of Regulation S-X.

The Unaudited Pro Forma Financial Statements set forth below are not fact and there can be no assurance that our actual results will not differ significantly from those set forth below or that the impact of the Striant Sale will not differ significantly from those presented below. Accordingly, the Unaudited Pro Forma Financial Statements are presented for illustrative purposes only and do not purport to represent, and are not necessarily indicative of, what our actual financial position and results of operations would have been had the Striant Sale occurred on the dates indicated, nor are they indicative of our future financial position or results of operations. Readers of this 8-K are cautioned not to place undue reliance on such information and no one makes any representation regarding the information set forth below or our ultimate performance compared to it.

Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2010
	For the year ended December 31, 2010
Pro Forma	Historical Columbia Laboratories, Inc	Pro Forma Adjustments (1)	Pro Forma

Net Product Revenues	$27,046,730	$(1,189,400))	$25,857,330
Royalty Revenues	1,252,382	—	1,252,382
Other Revenues	17,377,185	—	17,377,185
NET REVENUES	45,676,297	(1,189,400))	44,486,897

COST OF REVENUES	9,020,901	(149,795))	8,871,106
Gross profit	36,655,396	(1,039,605))	35,615,791
OPERATING EXPENSES:
Selling and Distribution	9,661,026	(263,467))	9,397,559
General and administrative	14,716,339	—	14,716,339
Research and development	8,581,874	—	8,581,874
Amortization of acquired intangible assets	2,522,364	—	2,522,364
Total operating expenses	35,481,603	(263,467))	35,218,136

Income from Operations	1,173,793	(776,138))	397,655

Interest income	28,843	—	28,843
Interest Expense	(4,837,688))	—	(4,837,688))
Loss on debt extinguishment	(5,156,775))	—	(5,156,775))
Change in fair value of redeemable warrants	(7,961,939))	—	(7,961,939))
Change in fair value of stock warrants	(5,229,089))	—	(5,229,089))
Other, net	(323,242))	—	(323,242))
	(23,479,890))	—	(23,479,890))

Net loss before income tax	(22,306,097))	(776,138))	(23,082,235))
State income tax benefits	475,415	—	475,415
Net loss	$(21,830,682))	(776,138))	$(22,606,820))

LOSS PER COMMON SHARE
BASIC AND DILUTED	$(0.30))		$(0.31))

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
BASIC AND DILUTED	73,462,937		73,462,937

(1)	Represents the unaudited net revenues and direct expenses for Striant for the year ended December 31, 2010

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of December 31, 2010
	As of December 31, 2010
	Historical Columbia Laboratories, Inc	Pro Forma Adjustments (2)	Pro Forma

CURRENT ASSETS
Cash and cash equivalents of which $8,245,818 is interest bearing	$21,630,979	$3,100,000	$24,730,979
Accounts receivable, net of allowances for doubtful accounts of $100,000	4,141,026	—	4,141,026
Inventories	2,586,207	(408,153))	2,178,054
Prepaid expenses and other current assets	497,947	—	497,947
Total current assets	28,856,159	2,691,847	31,548,006

PROPERTY AND EQUIPMENT, Net	518,542	—	518,542
OTHER ASSETS	484,141	—	484,141
TOTAL ASSETS	$29,858,842	$2,691,847	$32,550,689

CURRENT LIABILITIES:

Accounts payable	$5,393,966	$—	$5,393,966
Accrued expenses	4,491,074	—	4,491,074
Deferred Revenue	16,974,383	—	16,974,383
Total Current Liabilities	26,859,423	—	26,859,423

DEFERRED REVENUE	154,187	—	154,187
REDEEMABLE WARRANTS	13,471,832	—	13,471,832
COMMON STOCK WARRANT LIABILITY	9,286,906	—	9,286,906

TOTAL LIABILITIES	49,772,348	—	49,772,348

COMMITMENTS AND CONTINGENCIES
Contingently Redeemable Series C PS Stock 600 shares issued and outstanding	600,000	—	600,000

Shareholders' deficiency	(20,513,506))	2,691,847	(17,821,659))
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$29,858,842	$2,691,847	$32,550,689

(2)	Represents the receipt of the $3.1 Million up-front payment, sale of Striant inventory on-hand at December 31, 2010 of $408,153 and corresponding gain on sale of $2,691,847

The pro forma information set forth above is based on currently available information and upon certain assumptions that our management believes to be reasonable. We do not intend to update or otherwise revise such pro forma information to reflect circumstances existing after the date when such pro forma information was prepared or to reflect the occurrence of future events even in the event that any of the assumptions underlying such pro forma information are shown to be in error. The pro forma information set forth above is not fact and there can be no assurance that our actual results will not differ significantly from such pro forma information. Accordingly, such pro forma information is not intended to be indicative of our future results of operations or results that might be achieved, and you should not rely on such pro forma information as being indicative of our future results.
The pro forma information set forth above is a “forward-looking statement” within the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to risks and uncertainties. Readers of this 8-K are cautioned not to place undue reliance on such pro forma information and no one makes any representation regarding such pro forma information or our ultimate performance compared to it.